                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant /X/

Filed by a Party other than the Registrant / /

Check the appropriate box:

/ /  Preliminary Proxy Statement                / /  Confidential, for Use of the Commission
                                                Only (as permitted by Rule 14a-6(e)(2))
/X/  Definitive Proxy Statement
/ /  Definitive Additional Materials
/ /  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                           RAYTEL MEDICAL CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/ /  $125 per Exchange Act Rules 0-11(c)(1)(ii), or 14a-6(i)(1), or 14a-6(i)(2)
     or Item 22(a)(2) of Schedule 14A.

/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

/ /  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

        _

     (2)  Form, Schedule or Registration Statement No.:

        _

     (3)  Filing Party:

        _

     (4)  Date Filed:

        _

                           RAYTEL MEDICAL CORPORATION

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                            TO BE HELD MARCH 6, 1997


TO THE STOCKHOLDERS:

         The Annual Meeting of Stockholders of RAYTEL MEDICAL CORPORATION, a Delaware corporation (the "Company"), will be held at the Hotel Sofitel, 223 Twin Dolphin Drive, Redwood City, California on Thursday, March 6, 1997 at 11:00 a.m. for the following purposes:

         1. To elect two (2) directors to Class II of the Board of Directors.

         2. To ratify the appointment of Arthur Andersen LLP as the independent accountants of the Company for the fiscal year ending September 30,1997.

         3. To transact such other business as may properly come before the meeting, or any adjournment thereof.

         Stockholders of record at the close of business on January 27, 1997 shall be entitled to vote at the meeting.


                                        By order of the Board of Directors


                                        /s/RICHARD F. BADER

                                        RICHARD F. BADER
                                        Chairman of the Board and
                                        Chief Executive Officer

San Mateo, California
February 3, 1997




IMPORTANT: PLEASE FILL IN, DATE, SIGN AND MAIL PROMPTLY THE ENCLOSED PROXY IN THE POSTAGE-PAID ENVELOPE PROVIDED TO ASSURE THAT YOUR SHARES ARE REPRESENTED AT THE MEETING. IF YOU ATTEND THE MEETING, YOU MAY VOTE IN PERSON IF YOU WISH TO DO SO EVEN THOUGH YOU HAVE SENT IN YOUR PROXY.

                           RAYTEL MEDICAL CORPORATION

                          2755 CAMPUS DRIVE, SUITE 200
                           SAN MATEO, CALIFORNIA 94403

                                   __________

                                 PROXY STATEMENT

                 INFORMATION CONCERNING SOLICITATION AND VOTING

GENERAL

         The enclosed Proxy is solicited on behalf of Raytel Medical Corporation, a Delaware corporation (the "Company"), for use at the Annual Meeting of Stockholders to be held Thursday. March 6, 1997 at 11:00 a.m., local time, or at any adjournment thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Stockholders. The Annual Meeting will be held at the Hotel Sofitel, 223 Twin Dolphin Drive, Redwood City, California. The Company's principal executive offices are located at 2755 Campus Drive, Suite 200, San Mateo, California. Its telephone number at that address is
(415) 349-0800.

         These proxy solicitation materials were mailed on or about February 3, 1997 to all stockholders entitled to vote at the Annual Meeting.

RECORD DATE

         Stockholders of record at the close of business on January 27, 1997 are entitled to notice of, and to vote at, the Annual Meeting. At the record date, 8,410,075 shares of the Company's Common Stock, $0.001 par value, were issued and outstanding.

REVOCABILITY OF PROXIES

         Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to the Company a written notice of revocation or a duly executed proxy bearing a later date or by attending the Annual Meeting and voting in person.

VOTING

         The shares represented by the proxies received will be voted as you direct. If you give no direction, the shares will be voted as recommended by the Board of Directors. Each stockholder is entitled to one vote for each share of stock held by him or her on all matters.

SOLICITATION

         The Company will bear the entire cost of solicitation, including the preparation, assembly, printing and mailing of this Proxy Statement, the Proxy and any additional soliciting materials sent to stockholders. The Company may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation materials to such beneficial owners. Proxies may also be solicited by certain of the Company's directors, officers and regular employees, without additional compensation, personally or by telephone or telegram. Except as described above, the Company does not currently intend to solicit proxies other than by mail.

DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS FOR 1998 ANNUAL MEETING

         Stockholder proposals intended to be considered at the 1998 Annual Meeting of Stockholders must be received by the Company no later than November 1, 1997. Such proposals may be included in next year's proxy statement if they comply with certain rules and regulations promulgated by the Securities and Exchange Commission (the "SEC").


                                 PROPOSAL NO. 1
                              ELECTION OF DIRECTORS

CLASSIFIED BOARD

         The Company has a classified Board of Directors consisting of three classes of directors serving staggered three-year terms. The Class II directors are Richard F. Bader and Allan Zinberg, whose current terms will end in 1997; the Class III directors are Gene I. Miller, Timothy J. Wollaeger and Albert Henry, whose current terms will end in 1998; and the Class I directors are F. David Rollo, M.D., and Thomas J. Fogarty, M.D., whose current terms will end in 1999. At each annual meeting of stockholders, the successors to the class of directors whose term expires at such meeting will be elected to hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election.

NOMINEES

         The terms of the two Class II directors will expire on the date of the upcoming annual meeting. Accordingly, two persons are to be elected to the Board as Class II directors at the meeting. Management's nominees for election to these two positions are the current Class II directors, Richard F. Bader and Allan Zinberg. If elected, the nominees will serve as directors until the Company's annual meeting of stockholders in 2000, or until their successors are elected and qualified. If either of the nominees declines to serve or becomes unavailable for any reason, or if a vacancy occurs before the election, the Proxies may be voted for such substitute nominees as management may designate.

         If a quorum is present and voting, the two nominees for Class II directors receiving the highest number of votes will be elected. Abstentions and shares held by brokers that are present but not voted because the brokers were prohibited from exercising discretionary authority, i.e., "broker non-vote," will not be counted as present for purposes of determining if a quorum is present.


         THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" THE ELECTION OF THE TWO NOMINEES NAMED IN THIS PROPOSAL.

EXECUTIVE OFFICERS AND DIRECTORS

         The executive officers and directors of the Company are as follows:

                    NAME                        AGE                          POSITION
Richard F. Bader..........................      59     Chairman of the Board of Directors and
                                                       Chief Executive Officer

Allan Zinberg ............................      55     President and Chief Operating Officer

E. Payson Smith, Jr. .....................      48     Senior Vice President and Chief Financial Officer

F. David Rollo, M.D.  ....................      57     Senior Vice President, Executive Medical Director and
                                                       Director

Michael O. Kokesh ........................      46     Vice President, General Counsel and Secretary

Swapan Sen................................      44     Vice President - General Manager,
                                                       Medical Facility Operations

John F. Lawler, Jr........................      50     Vice President - Corporate Controller

Thomas J. Fogarty, M.D. ..................      62     Director

Albert J. Henry ..........................      59     Director

Gene I. Miller............................      55     Director

Timothy J. Wollaeger......................      53     Director

         RICHARD F. BADER was a founder of the Company in 1981 and has served as its Chief Executive Officer and as a director since its inception and as Chairman of the Company's Board of Directors since April 1986. Mr. Bader also served as President of the Company from its inception to May 1988 and again from May 1989 to December 1991, and as Chief Financial Officer from February 1990 to December 1991. Prior to founding the Company, Mr. Bader was employed as President and Chief Executive Officer of Compression Labs, Inc., a developer of video digital signal compression technology, from 1977 to 1981, and of Integrated Microsystems, a manufacturer of semiconductor microsystems, from 1969 to 1975.

         ALLAN ZINBERG has been President and Chief Operating Officer of the Company since December 1991. Mr. Zinberg joined the Company as President of the Company's Cardiac Datacorp, Inc. subsidiary ("CDI") in February 1990, when CDI was acquired by the Company, and has also served as a director of the Company since that time. From June 1974 to February 1990, Mr. Zinberg was employed by CDI, where he served as a senior executive from June 1979 to February 1990.

         E. PAYSON SMITH, JR. has been Senior Vice President and Chief Financial Officer of the Company since December 1991 and was a director from February 1990 to February 1993. From June 1986 through December 1991, Mr. Smith served as Senior Vice President of Corporate Finance of Van Kasper & Company, an investment banking firm.

         F. DAVID ROLLO, M.D. has been Senior Vice President and Executive Medical Director of the Company since June 1996 and a director of the Company since March 1993. Dr. Rollo served as Senior Vice President-Medical Affairs of HCIA, a healthcare information company, from April 1995 to June 1996. Dr. Rollo served as President and Chief Executive Officer of Metricor, a healthcare consulting company, from October 1992 to April 1995, when it was acquired by HCIA. From September 1980 to October 1992, Dr. Rollo served as Senior Vice President-Medical Affairs of Humana, Inc., a hospital management company. Dr. Rollo is also a director of ADAC Laboratories, Inc.

         MICHAEL O. KOKESH has been General Counsel and Secretary of the Company since March 1996 and a Vice President since December 1996. Mr. Kokesh was a co-founder of National Reproductive Medical Centers, Inc., where he served as a director from November 1991 to June 1993 and served as Vice President, General Counsel, and Secretary from November 1991 until March 1996. From May 1989 to November 1991, Mr. Kokesh was a partner with Bronson, Bronson & McKinnon, a general practice law firm where he specialized in health care law, emphasizing transactional, corporate and securities matters. Mr. Kokesh is a trustee of the St. Helena Hospital and Health Center Foundation.

         SWAPAN SEN has been a Vice President of the Company since February 1990, when he joined the Company following the CDI acquisition. Since the Company's acquisition of Medical Imaging Partners L.P. in December 1991, Mr. Sen has had primary responsibility for the day to day operations of the Company's imaging centers. From February 1990 to December 1991, he managed the three imaging centers associated with the CDI acquisition. From December 1985 to February 1990, Mr. Sen served in the same capacity with CDI.

         JOHN F. LAWLER, JR. has served as Vice President-Corporate Controller of the Company since March 1993. Mr. Lawler served as Corporate Controller of Zygo Corp., a manufacturer of measuring equipment and optical components, from September 1983 to March 1993. Prior to September 1983, he served with Raymond Industries, Inc., a diversified manufacturing company, and KPMG Peat Marwick.

         THOMAS J. FOGARTY, M.D. has been a director of the Company since November 1982. Dr. Fogarty is a cardiovascular surgeon and has served as Professor of Surgery at Stanford University Medical School since July 1993. Dr. Fogarty practiced with Pacific Coast Cardiac and Vascular Systems from 1971 to July 1993. Dr. Fogarty is also the founder and President of Fogarty Engineering, Inc., Thomas Fogarty Winery and Portola Valley Vineyards. Dr. Fogarty has authored 85 patents in the field of catheter and cardiovascular instrumentation. Dr. Fogarty is also a director of Biopsys Medical, Inc., Cardiac Pathways, Inc., CardioThoracic Systems, Inc., General Surgical Innovations, Inc., and several privately-held companies. In addition, he is general partner of a venture capital fund focused on the development of advanced cardiac care products.

         ALBERT J. HENRY has been a director of the Company since March 1990. Mr. Henry has been Chairman of the Board of Directors and Chief Executive Officer of Henry & Co., a venture capital firm, and manager of its related venture funds, since 1983. Mr. Henry also serves as chairman of the board of directors of several privately-held biotechnology, healthcare and other companies.

         GENE I. MILLER has been a director of the Company since February 1989. Mr. Miller has been a general partner of Peregrine Ventures funds, a venture capital firm, since its inception in 1981. Mr. Miller is also a director of Somatogen, Inc., a developer and manufacturer of human blood substitutes, and Digital Transmission Systems, Inc., a manufacturer of telecommunications equipment, and serves on the boards of several privately-held companies.

         TIMOTHY J. WOLLAEGER has been a director of the Company since May 1995. Mr. Wollaeger has been a general partner of Kingsbury Associates, L.P., a venture capital firm, since December 1993. From May 1990 to December 1993, Mr. Wollaeger served as Senior Vice President of Columbia/HCA Healthcare Corp., a hospital management company. Mr. Wollaeger is also a director of Amylin Pharmaceuticals, Inc., Phamis, Inc., and several privately-held companies.

         There are no family relationships among directors or executive officers of the Company.

BOARD MEETINGS AND COMMITTEES

         The Board of Directors of the Company held four meetings during the fiscal year ended September 30, 1996. The Board of Directors has a Compensation Committee, an Audit Committee, an Employee Stock Option Committee, and a Nominating Committee. During the fiscal year ended September 30, 1996, no incumbent director attended fewer than 75% of the aggregate of (i) all meetings of the Board of Directors (held during the period in which such director served) and (ii) all meetings of committees of the Board on which such director served.

         The Compensation Committee, which consists of Dr. Fogarty, Mr. Wollaeger and Mr. Henry, is responsible for reviewing the performance of the officers of the Company and making recommendations to the Board concerning salaries and incentive compensation for such officers. The Compensation Committee held one meeting during the fiscal year ended September 30, 1996.

         The Audit Committee, which consists of Mr. Miller and Mr. Wollaeger, is responsible for reviewing the Company's financial statements and significant audit and accounting practices with the Company's independent auditors and making recommendations to the Board of Directors with respect thereto. The Audit Committee held one meeting during the fiscal year ended September 30, 1996.

         The Employee Stock Option committee, which consists of Messrs. Bader and Zinberg, is authorized to grant stock options under the Company's 1990 Stock Option Plan to employees of the Company who are not executive officers. The Employee Stock Option Committee held one meeting during the fiscal year ended September 30, 1996.

         The Nominating Committee, which consists of Messrs. Bader, Henry and Miller, was appointed in December 1996, after the end of last fiscal year. The Nominating Committee was formed for purposes of identifying and evaluating the qualifications of all candidates for election to the Board of Directors. The Nominating Committee will consider nominations recommended by stockholders. Stockholders wishing to submit nominations must notify the Company of their intent to do so (and provide the Company with certain information set forth in the Company's bylaws, a copy of which may be obtained from the Company) on or before the date on which stockholder proposals to be included in the proxy statement for the stockholder meeting must be received by the Company.

DIRECTOR COMPENSATION

         Non-employee directors are entitled to a fee of $1,000 for each Board meeting they attend. The Company's non-employee directors, including Dr. Rollo, who was not an employee at the time, have been granted stock options pursuant to the Company's 1990 Stock Option Plan in connection with their service on the Board of Directors. The options are fully exercisable, subject to the Company's right to repurchase any unvested shares at the original exercise price at the time the optionee ceases to serve on the Board of Directors. Such shares vest, and the Company's repurchase right terminates, in installments of 25% on June 30, 1995, and annually thereafter, subject to the optionee's continuous service and subject to adjustment at each scheduled vesting date by multiplying the number of shares scheduled for vesting by a fraction, the numerator of which is the number of meetings of the Board of Directors attended by the optionee during the preceding 12-month period and the denominator of which is all such meetings held during such period.

         In addition, the Company's 1995 Outside Directors Stock Option Plan (the "Directors Plan") provides for formula-based grants of options to non-employee directors. The Directors Plan provides that each non-employee director of the Company shall be granted a nonstatutory stock option to purchase 6,000 shares of Common Stock on the date on which the optionee first becomes a non-employee director of the Company. Thereafter, on the date immediately following each annual stockholders' meeting, each non-employee director who is reelected at the meeting to an additional term shall be granted an additional option to purchase 6,000 shares of Common Stock if, on such date, he or she shall have served on the Company's Board of Directors for at least six months. The

Directors Plan provides that each option shall become exercisable in installments as to one-third of the total number of shares subject to the option on each of the first, second and third anniversaries of the date of grant, subject to the director's continuous service and subject to adjustment at each scheduled vesting date by multiplying the number of shares eligible for vesting by a fraction, the numerator of which is the number of meetings of the Board of Directors attended by the director during the preceding 12-month period and the denominator of which is all such meetings held during such period. Shares which do not vest on a scheduled vesting date as a result of such an adjustment will vest instead, without further adjustment, on the fifth anniversary of the date of grant. The exercise price per share of all options granted under the Directors Plan shall be equal to the fair market value of a share of the Company's Common Stock on the date of grant. Options granted under the Directors Plan have a term of ten years.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth certain information known to the Company relating to the beneficial ownership of the Company's Common Stock by (i) each person who is known by the Company to be the beneficial owner of more than 5% of the outstanding shares of Common Stock, (ii) each executive officer named in the tables set forth under "Executive Compensation," (iii) each director and (iv) all executive officers and directors as a group, as of December 31, 1996:

                                                            NUMBER OF
                                                             SHARES
                                                           BENEFICIALLY
                     NAME AND ADDRESS                        OWNED (1)    PERCENT (1)
-------------------------------------------------------------------------------------
T. Rowe Price Associates, Inc. (2) .................         835,000       10.0%
 100 E. Pratt Street
 Baltimore, MD 21202
Richard F. Bader (3) ...............................         622,921        7.2%
 c/o Raytel Medical Corporation
 2755 Campus Drive, Suite 200
 San Mateo, CA 94403
State of Wisconsin Investment Board ................         575,000        6.9%
 P.O. Box 7842
 Madison, WI 53707
Thomas J. Fogarty, M.D. (4) ........................         227,129        2.7%
Albert J. Henry (5) ................................         210,953        2.5%
Allan Zinberg (6) ..................................         176,000        2.1%
E. Payson Smith, Jr. (7) ...........................          72,649          *
Gene I. Miller (8) .................................          50,994          *
F. David Rollo, M.D. (9) ...........................          39,241          *
Swapan Sen (10) ....................................          29,250          *
Charleen Ernst .....................................          26,000          *
John F. Lawler, Jr.(11) ............................          10,500          *
Timothy J. Wollaeger ...............................           5,332          *
All executive officers and
directors as a group (11 persons) (12) .............       1,470,969       16.6%

*        Less than 1%

(1) Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of Common Stock subject to options held by that person that are currently exercisable, or will become exercisable within 60 days after December 31, 1996, are deemed outstanding. Such shares, however, are not deemed outstanding for purposes of computing the percentage ownership of any other person. In general, options granted under the Company's 1983 Stock Option Plan and its 1990 Stock Option Plan are fully exercisable from the date of grant, subject to the Company's right to repurchase any unvested shares at the original exercise price in the event of termination of the optionee's employment. Options (or shares issued upon exercise thereof) vest over a period of two to four years from the date of grant. Unless otherwise indicated in the footnotes to this table, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable.

(2)      Includes 470,000 shares beneficially owned by T. Rowe Price New
         Horizons Fund.

(3) Includes 272,244 shares issuable upon exercise of stock options that are currently exercisable, of which 264,724 shares will be fully vested within 60 days after December 31, 1996.

(4) Includes 161,935 shares held by the Lincoln Trust Company, Custodian FBO Thomas J. Fogarty IRA Rollover Account, and 24,725 shares held by the Fogarty Family Revocable Trust dated September 14, 1971, as amended and restated February 14, 1991. Also includes 40,469 shares issuable upon exercise of stock options that are currently exercisable, of which 34,141 shares will be fully vested within 60 days after December 31, 1996.

(5) Includes 170,484 shares held by Henry Venture II Limited. Mr. Henry, a director of the Company, is Chairman and Chief Executive Officer of Henry Venture II Limited, and thereby has voting and dispositive power over such shares. Mr. Henry disclaims beneficial ownership of such shares, except for his proportional interest therein. Also includes 40,469 shares issuable to Mr. Henry upon exercise of stock options that are currently exercisable, of which 38,672 shares will be fully vested within 60 days after December 31, 1996.

(6) Includes 20,710 shares issuable upon exercise of stock options that are currently exercisable of which 19,210 shares will be fully vested within 60 days after December 31, 1996. Does not include 37,500 shares for which Mr. Zinberg has a contractual repurchase option from ML Ventures II, L.P. which is currently exercisable. See "Certain Transactions."

(7) Includes 62,325 shares issuable upon exercise of stock options that are currently exercisable, of which 61,313 shares will be fully vested within 60 days after December 31, 1996. In addition, Mr. Smith indirectly owns 2,800 shares held by his minor children, as to which he disclaims beneficial ownership.

(8) Includes 40,469 shares issuable upon exercise of stock options that are currently exercisable, of which 39,063 shares will be fully vested within 60 days after December 31, 1996.

(9) Includes 31,147 shares issuable upon exercise of stock options that are currently exercisable, of which 26,116 shares will be fully vested within 60 days after December 31, 1996.

(10) Includes 24,250 shares issuable upon exercise of stock options that are currently exercisable, of which 23,013 shares will be fully vested within 60 days after December 31, 1996.

(11) Includes 10,500 shares issuable upon exercise of stock options that are currently exercisable, of which 9,938 shares will be fully vested within 60 days after December 31, 1996.

(12) Includes 532,063 shares issuable upon exercise of stock options that are currently exercisable, of which 506,252 shares will be fully vested within 60 days after December 31, 1996. Excludes 37,500 shares subject to a contractual repurchase option granted by a transferee, which are not currently exercisable.

                    EXECUTIVE COMPENSATION AND OTHER MATTERS

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

         The following table sets forth information concerning the compensation received for services rendered to the Company during each of the fiscal years ended September 30, 1996 and 1995 by the Chief Executive Officer of the Company, the four other most highly compensated executive officers of the Company whose total salary and bonus for fiscal 1996 exceeded $100,000 and one former executive officer who would have been included in such group had such person served as an executive officer through September 30, 1996 (collectively, the "Named Executive Officers"):

                           SUMMARY COMPENSATION TABLE

                                                                                                        LONG TERM
                                                                                                      COMPENSATION
                                                                                                         AWARDS
                                                                                                         OPTIONS
                                             FISCAL            ANNUAL COMPENSATION(1)                    GRANTED        ALL OTHER
   NAME AND PRINCIPAL POSITION                YEAR       SALARY            BONUS          OTHER         (SHARES)     COMPENSATION(2)
   ---------------------------               ------      ------            -----          -----         --------     ---------------
Richard F. Bader ...................          1996      $282,754         $130,000              -0-       300,000         $  9,989(2)
  Chairman of the Board of Directors          1995      $259,560         $ 82,000              -0-                       $  9,808(3)
  and Chief Executive Officer

Allan Zinberg ......................          1996      $281,480         $100,000              -0-       100,000         $  9,254(2)
  President and Chief Operating               1995      $259,560         $ 82,000              -0-                       $ 10,801(3)
  Officer

E. Payson Smith, Jr ................          1996      $174,591         $ 35,000              -0-        35,000         $ 10,063(2)
  Senior Vice President and                   1995      $160,974         $ 49,000              -0-                       $ 10,010(3)
  Chief Financial Officer

Swapan Sen .........................          1996      $143,133         $ 50,000              -0-        21,000         $  9,975(2)
  Vice President-General Manager,             1995      $131,630         $ 40,000              -0-                       $  9.975(3)
  Medical Facility Operations

Charleen Ernst(4) ..................          1996      $126,698(5)           -0-      $ 44,320(6)           -0-         $  9,989(2)
  Vice President-General Manager,             1995      $129,832         $ 28,000              -0-           -0-         $  9,997(3)
  Marketing and Sales

John F. Lawler, Jr .................          1996      $107,080         $ 16,000              -0-           -0-         $ 7,393(2)
 Vice President and Controller                1995      $ 96,042         $ 13,400              -0-           -0-         $ 5,988(3)

-------------------------

(1) Includes amounts (if any) deferred under the Company's 401(k) Plan and its Executive Deferred Compensation Plan.

(2) Consists of matching contributions by the Company under the 401(k) Plan, contributions by the Company to the Pension Plan and life insurance premiums paid by the Company for the benefit of the Named Executive Officer. The amounts representing 401(k) Plan contributions are $2,375 for Mr. Bader, $1,640 for Mr. Zinberg, $2,449 for Mr. Smith, $2,489 for Mr. Sen, $2,375 for Ms. Ernst and $2,008 for Mr. Lawler.
         The amounts representing Pension Plan contributions for the calendar year 1996 are $7,164 for Messrs. Bader, Zinberg, Smith and Ernst, $7,036 for Mr. Sen and $5,025 for Mr. Lawler. The amounts representing life insurance premiums are $450 for Messrs. Bader, Zinberg, Smith ,Sen and Lawler, and $450 for Ms. Ernst.

(3) Consists of matching contributions by the Company under the 401(k) Plan, contributions by the Company to the Pension Plan and life insurance premiums paid by the Company for the benefit of the Named Executive Officer. The amounts representing 401(k) Plan contributions are $2,194 for Mr. Bader, $3,187 for Mr. Zinberg, $2,309 for Mr. Smith, and $2,250 for Mr. Sen and $1,801 for Mr. Lawler. The amounts representing Pension Plan contributions for the calendar year 1995 are $7,164 for Messrs. Bader, Zinberg, Smith, and Sen. The amounts representing life insurance premiums are $450 for Messrs. Bader, Zinberg, Smith, and Sen, and $360 for Mr. Lawler.

(4) Ms. Ernst resigned her position as Vice President-General Manager, Marketing and Sales, with the Company effective July 31, 1996.

(5) Does not include $30,000 of deferred compensation for Ms. Ernst which was paid to her during fiscal 1996, which amount was reported in prior fiscal years.

(6) Includes $21,898 of prior year and current year unused accrued vacation time and $1,095 of current year unused floating holiday time for Ms. Ernst. Also includes severance payments of $13,686 and an outplacement allowance of $3,000 paid to Ms. Ernst pursuant to an agreement between Ms. Ernst and the Company. During fiscal 1997, Ms. Ernst will receive additional severance of $46,533 and an additional outplacement allowance of $6,000 under the same agreement. This amount also includes $4,641 in interest paid to Ms. Ernst on deferred compensation in fiscal 1996.


STOCK OPTION GRANTS

         The following table sets forth information concerning grants of options to purchase the Company's Common Stock made during the fiscal year ended September 30, 1996 to the Named Executive Officers.

                        OPTION GRANTS IN LAST FISCAL YEAR


                                          INDIVIDUAL GRANTS
                         ---------------------------------------------------
                          NUMBER OF     % OF TOTAL                             POTENTIAL REALIZABLE VALUE
                           SHARES        OPTIONS                               AT ASSUMED RATES OF STOCK
                         UNDERLYING     GRANTED TO   EXERCISE                    PRICE APPRECIATION FOR
                          OPTIONS      EMPLOYEES IN  PRICE PER   EXPIRATION          OPTION TERM (1)
          NAME            GRANTED         1996       SHARE (2)      DATE           5%               10%
---------------------------------------------------------------------------------------------------------
Richard F. Bader ....    300,000(3)      49.59%      $11.50      07/15/06      $2,169,686      $5,498,411
Allan Zinberg .......    100,000(3)      16.53%      $11.50      07/15/06      $  723,229      $1,832,804
E. Payson Smith, Jr..     35,000(3)       5.79%      $11.50      07/15/06      $  253,130      $  641,481
Swapan Sen ..........     21,000(4)       3.47%      $ 9.50      02/26/06      $  125,464      $  317,952
John F. Lawler, Jr ..      6,000(4)       0.99%      $ 9.50      02/26/06      $   35,847      $   90,843
Charleen Ernst ......        -0-           -0-          -0-           -0-             -0-             -0-

-----------------------

(1) Potential realizable values are net of the exercise price but before taxes associated with the exercise. Amounts represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. The assumed 5% and 10% rates of stock price appreciation are provided in accordance with the rules of the Securities and Exchange Commission and do not represent the Company's estimate or projection of the future Common Stock price. Actual gains, if any, on stock option exercise are dependent on the future financial performance of the Company, overall market conditions and the option holders' continued employment through the vesting period.

(2) All options were granted at the fair market value of the Common Stock on the date of grant, based on the closing price of the Company's Common Stock on the Nasdaq National Market.

(3) The options vest and become exercisable at the rate of 8-1/3% on September 30, 1996 and at the end of each calendar quarter thereafter through June 30, 1999.

(4) The options vest and become exercisable at the rate of 6-1/4% on March 31, 1996 and at the end of each calendar quarter thereafter through December 31, 1999.

OPTION EXERCISES AND YEAR-END HOLDINGS

         The following table sets forth information concerning the exercise of the stock options during the fiscal year ended September 30, 1996 and the stock options held as of September 30, 1996 by the Named Executive Officers.

                    AGGREGATE OPTION EXERCISES IN LAST FISCAL
                     YEAR AND FISCAL YEAR-END OPTION VALUES

                         NUMBER OF                   NUMBER OF SHARES UNDERLYING    VALUE OF UNEXERCISED
                          SHARES                       UNEXERCISED OPTIONS AT     IN-THE-MONEY OPTIONS AT
                         ACQUIRED                        SEPTEMBER 30, 1996        SEPTEMBER 30, 1996(2)
                           UPON          VALUE     ---------------------------------------------------------
        NAME             EXERCISE     REALIZED(1)  EXERCISABLE(3) UNEXERCISABLE EXERCISABLE(3) UNEXERCISABLE
------------------------------------------------------------------------------------------------------------
Richard F. Bader ...          -0-             -0-      247,234      275,010      2,416,888      550,020
Allan Zinberg ......      108,194      $1,090,860       12,380       91,670         49,465      183,340
E. Payson Smith, Jr           -0-             -0-       59,410       32,084        650,414       64,169
Swapan Sen .........        5,000      $   38,750       23,900       78,506        130,715      137,385
John F. Lawler, Jr .          -0-             -0-       22,937       17,063        223,459       68,250
Charleen Ernst .....       26,000      $  247,100          -0-          -0-            -0-          -0-

(1) "Value Realized" represents the fair market value of the Common Stock on the exercise date minus the aggregate exercise price of such options. For purposes of this calculation, the fair market value of the Common Stock is based on the closing price for the Common Stock, as quoted on the Nasdaq National Market.

(2) Based on the closing price of $13.50 for the Common Stock as quoted on the Nasdaq National Market on September 30, 1996, less the exercise price.

(3) Options granted prior to October 1, 1995, are fully exercisable, subject to the Company's right to repurchase any unvested shares at the original exercise price in the event of the optionee's termination. Options (or shares issued upon exercise thereof) vest over periods of two to four years from the date of grant.


PENSION PLAN

         The Raytel Medical Corporation Pension Plan (the "Pension Plan") was adopted in March 1990. Pursuant to the Pension Plan, the Company makes annual contributions on behalf of each full-time employee. The Company's contribution is equal to 3% of the amount of such employee's salary and bonus for each calendar year, not exceeding $150,000, plus an additional 3% of the amount by which such salary and bonus (up to $150,000) exceeds the maximum amount of remuneration that is treated as "wages" for purpose of social security tax withholding (the "Social Security Wage Base"). The Social Security Wage Base was $61,200 in calendar year 1995 and $62,700 in calendar year 1996. The aggregate amount contributed by the Company on an employee's behalf becomes 20% vested after three years of employment and thereafter vests in annual 20% increments such that the employee's benefits are fully vested after seven years. Alternatively, an employee's pension benefits become fully vested immediately in the event of (i) the employee's retirement at or after age 65, (ii) the employee's death or permanent disability, or (iii) termination of the Pension Plan or of the Company's contributions thereunder. Upon becoming eligible to receive distributions, an employee may elect to receive his or her benefits in various forms, including different types of annuities or a lump sum payment. Absent an election, benefits to an employee who is married are paid in the form of a "50% joint and survivor annuity," pursuant to which the employee is entitled to a monthly benefit until death, after which the employee's spouse, if he or she survives the employee, is entitled to continued 50% monthly benefits until his or her death.

         Assuming that (i) each of the Named Executive Officers retires at the end of the calendar year in which such person attains age 65, (ii) each individual's salary and bonus and the Social Security Wage Base increase by 5% annually, (iii) there is no change in the $150,000 limit on the amount of compensation on which the Company's contributions are based and (iv) funds invested through the Pension Plan appreciate at a 6% annual return, the retirement benefits that would be payable in a lump sum to each of the Named Executive Officers would be $142,636 in the case of Mr. Bader, $708,702 in the case of Mr. Zinberg, $290,662 in the case of Mr. Smith, $63,341 in the case of Dr. Rollo, and $524,533 in the case of Mr. Sen. Assuming further that each such individual receives his or her benefits in the form of a 50% joint and survivor annuity, and based on the current age of each individual and that of each spouse, the monthly benefits payable to the foregoing individuals will be $1,060 in the case of Mr. Bader, $5,267 in the case of Mr. Zinberg, $2,145 in the case of Mr. Smith, $477 in the case of Dr. Rollo and $4,019 in the case of Mr. Sen.

EMPLOYMENT AGREEMENTS

         Messrs. Bader, Zinberg and Smith have each entered into an employment agreement with the Company that entitles each to receive a base annual salary and such bonus as may be authorized from time to time by the Board of Directors. Each agreement originally had a term of two years, expiring in September 1997, and provides that at the end of each year, beginning in September 1996, the term is automatically extended for an additional year, unless either party elects not to renew the agreement. The agreements require each officer to devote his full time and attention to the affairs of the Company. If the Company terminates the employment of one of these officers other than for cause (or if the officer voluntarily terminates his employment following certain specified actions by the Company), the officer will be entitled to receive severance payments equal to his then current base salary for a period of 24 months following the date of termination. The current annual base salaries of Messrs. Bader, Zinberg and Smith are $282,754, $281,480 and $179,734, respectively.




                      REPORT OF THE COMPENSATION COMMITTEE
                            ON EXECUTIVE COMPENSATION



COMPENSATION PHILOSOPHY

         The goals of the Company's compensation policy are to attract, retain and reward executive officers who contribute to the overall success of the Company by offering compensation that is competitive in the healthcare industry, to motivate executives to achieve the Company's business objectives and to align the interests of officers with the long-term interests of stockholders. The Company currently uses salary, a management incentive plan, an executive deferred compensation plan and stock options to meet these goals.


COMPENSATION COMMITTEE

         The Compensation Committee is composed of three non-management members of the Board of Directors, Timothy J. Wollaeger, Albert J. Henry and Thomas J. Fogarty, M.D. The Committee is responsible for setting and administering the policies governing annual compensation of executive officers, including cash compensation and grants of stock options. The Committee reviews compensation levels of executive officers, considers their performance and makes recommendations regarding their cash compensation and stock option awards to the full Board of Directors.


FORMS OF COMPENSATION

         The Company provides its executive officers with a compensation package consisting of base salary, variable incentive pay, and participation in benefit plans generally available to other employees. In setting total compensation, the Committee considers individual and Company performance, as well as market information from published survey data provided to the Committee by the Company's human resources staff. The market data consist primarily of base salary and total cash compensation rates, as well as incentive bonus and stock programs of the companies considered by the Committee to be peer companies in the Company's industry.

         Base Salary. Salaries for executive officers are initially set based on negotiation with individual executive officers at the time of recruitment and with reference to salaries for comparable positions among individuals of similar education and background to the executive officers being recruited. The Company also gives consideration to the individual's experience, reputation in his or her industry and expected contributions to the Company.

         Generally, salary adjustments are made for each executive officer at the end of each fiscal year. The size of the annual salary adjustments for each executive officer is primarily based on the Committee's determination that the officer has met or exceeded his or her individual goals. These individual goals are determined in consultation with management, subject to review and approval by the Board of Directors, and generally relate to strategic goals within the responsibility of the executive officer. The Chief Executive Officer's goals also include the Company's financial performance, measured primarily by the achievement of predetermined revenue and expense objectives and maintenance of adequate cash reserves.

         Executive Bonuses. The Company seeks to provide additional incentives and rewards to executives who make valuable contributions to the Company. Accordingly, the Compensation Committee awards annual bonuses, which can comprise a substantial portion of the total compensation of each executive officer. At the beginning of each fiscal year, the Board establishes a suggested budget for bonuses that may be earned during such fiscal year by executive officers and other employees. Following the end of the fiscal year, the Compensation Committee determines the amount of the cash bonus to be awarded to each executive officer. Awards are based upon such factors as the Compensation Committee may consider relevant in any particular year, including the Company's attainment of certain goals for revenue growth and profitability, as well as the Compensation Committee's evaluation of each executive officer's individual contribution to the attainment of such goals.

         Long-term Incentives. Longer term incentives are provided through the 1990 Stock Option Plan, which rewards executives and other employees through the growth in value of the Company's stock. The committee believes that employee equity ownership is highly motivating, provides a major incentive for employees to build stockholder value and serves to align the interests of employees with those of stockholders.

         Grants of stock options to executive officers are based upon each officer's relative position, responsibilities, historical and expected contributions to the Company, and the officer's existing stock ownership and previous option grants, with primary weight given to the executive officers' relative rank and responsibilities. Initial stock option grants designed to recruit an executive officer to join the Company may be based on negotiations with the officer and with reference to historical option grants to existing officers. Stock options are granted at market price on the date of grant and will provide value to the executive officers only when the price of the Company's Common Stock increases over the exercise price.

         Other Benefit Plans. Executive officers may participate in several benefit plans, including the Company's Pension Plan, 401(k) plan and Executive Deferred Compensation Plan, a nonqualified deferred compensation plan.

The Company makes matching contributions to the 401(k) plan equal to 25% of the amount contributed by each employee.


FISCAL 1996 COMPENSATION

         Bonuses paid after the end of fiscal 1996 were based upon the Company's successes in fiscal 1996 and each executive's contribution to these successes. These bonus awards recognized that fiscal 1996 was a year in which management strategically positioned the Company for future growth through the development and operation of heart centers while successfully operating its existing businesses. Concurrent with these developments, the Company posted new records for profitability, with pre-tax income for fiscal 1996 of $9,828,000 which was more than 55% higher than the Company's previous record of $6,321,000 earned in fiscal 1995.

         For specific information regarding compensation earned in fiscal 1996 by certain executive officers, see "Executive Compensation - Summary Compensation Table."


                                             THE COMPENSATION COMMITTEE

                                             Timothy J. Wollaeger
                                             Albert J. Henry
                                             Thomas J. Fogarty, M.D.





             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors, and persons who own more than 10% of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the SEC and Nasdaq. Officers, directors and greater than 10% stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

         To the Company's knowledge, based solely on its review of the copies of such reports received by it, or written representations from reporting persons that all required reports were filed, all Section 16(a) filing requirements applicable to its officers, directors and greater-than-10% beneficial owners during fiscal 1996 were complied with, except that Gene I. Miller was inadvertently late in filing one report with respect to the automatic conversion of preferred stock beneficially owned by him, together with accrued dividends, into Common Stock upon the Company's initial public offering. In addition, Michael O. Kokesh did not timely file the report with respect to his appointment as an executive officer of the Company. The report has since been filed.

                                PERFORMANCE GRAPH

         Set forth below is a line graph comparing the cumulative total return at September 30, 1996 (assuming reinvestment of dividends) on $100 invested, alternatively in the Company's Common Stock, the Nasdaq Stock Market - US Index, and the Nasdaq Health Services Index on December 1, 1995, the date of the Company's initial public offering.

                                                                  Cumulative Total Return
                                       ------------------------------------------------------------------------------
                                       12/01/95          12/31/95          3/31/96          6/30/96           9/30/96
Raytel Medical Corporation               $100              $106             $125              $159             $169

Nasdaq Stock Market - US                 $100              $100             $105              $113             $117

Nasdaq Health Services                   $100              $104             $109              $118             $118

                              CERTAIN TRANSACTIONS

         In February 1995, the Company made a short-term loan of $454,174 to Allan Zinberg, President and Chief Operating Officer and a director of the Company, bearing interest at the rate of 9% per annum, for the purpose of assisting Mr. Zinberg in repaying a loan he had obtained in connection with his purchase of 125,000 shares of the Company's stock. Mr. Zinberg repaid the loan in March 1995 following his sale of the shares to ML Venture Partners, II, L.P. In connection with such sale, Mr. Zinberg was granted the right to repurchase up to 62,500 of such shares if and when the per share price of the Common Stock exceeds $9.50 per share for an amount equal to the price paid for such shares, $3.87 per share. The repurchase option expires in installments between March 3, 1996 and March 3, 1997, subject to extension upon certain conditions. In February 1996 and November 1996, Mr. Zinberg exercised the repurchase option as to 12,500 shares and 12,500 shares, respectively.

         In July 1996, the Company made a short-term loan of $400,000 to F. David Rollo, M.D., Senior Vice President and Executive Medical Director and a director of the Company, bearing interest at the rate of 9.25% per annum, for the purpose of assisting Dr. Rollo in the purchase of his principal residence upon his relocation to California. The loan is secured by a second deed of trust on the new principal residence. The note evidencing Dr. Rollo's loan requires that interest be paid monthly on the outstanding principal balance. The outstanding principal and any accrued but unpaid interest is due on May 1, 1997, provided that a portion thereof is due earlier upon the sale of three separate parcels of residential property held by Dr. Rollo. One of these properties was sold in August 1996, and a payment of $150,000 was made, reducing the outstanding principal balance to $250,000.

         For a description of the compensation of officers and directors of the Company, employment agreements between certain officers and the Company and the eligibility of the Company's officers and directors to participate in the Company's employee benefit plans, see "Proposal No. 1 - Election of Directors - Director Compensation" and "Executive Compensation - Employment Agreements".



                                 PROPOSAL NO. 2
                RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

         The Board of Directors has selected Arthur Andersen LLP as the independent auditors of the Company for the current fiscal year. The selection of the independent auditors is being submitted to the stockholders for ratification at the Annual Meeting. In the event that ratification by the stockholders of the selection of Arthur Andersen LLP as the Company's independent auditors is not obtained, the Board of Directors will reconsider such selection. Arthur Andersen LLP has audited the Company's financial statements since 1993.

         The ratification of the selection of Arthur Andersen LLP will require the affirmative vote of not less than a majority of the shares of the Company's Common Stock represented and voting at the Annual Meeting.

         THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" THE RATIFICATION OF THE SELECTION OF ARTHUR ANDERSEN LLP.

                                 OTHER BUSINESS

         The Company currently knows of no other matters to be submitted at the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed form of Proxy to vote the shares they represent as the Board of Directors may recommend.


                                             THE BOARD OF DIRECTORS




Dated:  February 3, 1997

                           RAYTEL MEDICAL CORPORATION
                    Proxy for Annual Meeting of Stockholders
                      Solicited by the Board of Directors


                The undersigned, revoking all prior proxies, hereby appoints
P    Richard Bader and E. Payson Smith, Jr., or either of them, with full power
R    of substitution, as proxies to represent and vote as designated in this
O    proxy any and all of the shares of stock of Raytel Medical Corporation,
X    held or owned by or standing in the name of the undersigned on the
Y Company's books on January 27, 1997 at the Annual Meeting of Stockholders of the Company to be held at the Hotel Sofliel, 223 Twin Dolphin Drive, Redwood City, California at 11:00 a.m. on March 6, 1997, and any continuation or adjournment thereof, with all powers the undersigned would possess if personally present at the meeting.

                The undersigned hereby directs and authorizes said proxies, and each of them, or their substitute or substitutes, to vote as specified below with respect to the proposals listed in paragraphs 1 and 2 on the reverse side, or if no specification is made, to vote in favor thereof.

                The undersigned hereby further confers upon said proxies, and each of them, or their substitute or substitutes, discretionary authority to vote with respect to all other matters, which may properly come before the meeting or any continuation or adjournment thereof.

                The undersigned hereby acknowledges receipt of: (a) Notice of Annual Meeting of Stockholders of the Company, (b) accompanying Proxy Statement, and (c) Annual Report to Stockholders for the fiscal year ended September 30, 1996.


                   CONTINUED AND TO BE SIGNED ON REVERSE SIDE

                                                             [SEE REVERSE SIDE]

                                  DETACH HERE


/X/  Please mark
     votes as in
     this example

The undersigned hereby votes all the shares of the stock of Raytel Medical Corporation which the undersigned is entitled to vote as hereinafter specified upon the proposals listed below.

1.      Election of two (2) directors to Class II of the Board of Directors.

        Nominees: Richard F. Bader and Allan Zinberg

                For     Against

                / /      / /

/ /
For both nominees except as noted above

2. To ratify the appointment of Arthur Andersen LLP as independent auditors of the Company for the fiscal year ending September 30, 1997.

        For           Against         Abstain

        / /             / /             / /

MARK HERE FOR
ADDRESS CHANGE      / /
AND NOTE AT LEFT



Sign exactly as your name(s) appear on your stock certificate. If shares of stock stand of record in the name of two or more persons or in the name of husband and wife, whether as joint tenants or otherwise, both or all of such persons should sign this ballot. If shares of stock are held of record by a corporation, this ballot should be executed by the President or Vice President and the Secretary or Assistant Secretary, and the corporate seal should be affixed thereto. Executors or administrators or other fiduciaries who execute this ballot for a deceased stockholder should give their full title.




Signature:                  Date:           Signature:               Date:
          ---------------        --------              -------------      -----